Exhibit 99.1

SpartanNash Announces Second Quarter Fiscal 2021 Financial Results

Full-Year Profitability Outlook Improves

GRAND RAPIDS, Mich. – Aug. 18, 2021 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended July 17, 2021.

Second Quarter Fiscal 2021 Highlights

•	Net sales of $2.11 billion declined 3.6% from prior year quarter net sales of $2.18 billion, due to the prior year’s increased consumer demand related to the COVID-19 pandemic.
•	Retail comparable store sales declined 2.7% for the quarter. Comparable store sales increased by 12.1% on a two-year basis, representing sequential improvement on a quarterly basis.
•	EPS was $0.47 per share and adjusted EPS was $0.54.
•	Adjusted EBITDA was $54.4 million, compared to $59.2 million in the prior year quarter.
•	Cash generated from operating activities of $105.4 million during the second quarter, leading to a $75.8 million net pay down of long-term debt.
•

The Company increased the low end of the fiscal 2021 profitability outlook range. EPS is now expected to range from $1.56 to $1.69 per diluted share, with adjusted EPS expected to range from $1.70 to $1.80 per diluted share, and adjusted EBITDA to range from $200 to $210 million.

“I am pleased to report strong second quarter results, in spite of continued labor and supply chain headwinds that have been observed throughout the industry,” said SpartanNash President and CEO Tony Sarsam. “Our associates again rose to the challenge to best support both our wholesale customers and communities we serve.”

Consolidated Financial Results

Consolidated net sales for the second quarter decreased $77.5 million, or 3.6%, to $2.11 billion from $2.18 billion in the prior year quarter. The decrease in net sales was due to favorable prior year sales, attributable to increased consumer demand related to the COVID-19 pandemic in all segments. This decline was partly offset by continued growth with certain existing Food Distribution customers. Foot traffic at commissaries within the Military segment has yet to return to pre-pandemic levels following domestic base access restrictions.

Gross profit for the second quarter was $333.6 million, or 15.8% of net sales, compared to $338.4 million, or 15.5% of net sales, in the prior year quarter. Gross profit rate growth was driven by improvements within the Food Distribution and Military segments, as well as an increase in the proportion of margin accretive Retail and Food Distribution segment sales, partially offset by an increase in LIFO expense.

Reported operating expenses for the second quarter were $307.7 million, or 14.6% of net sales, compared to $304.4 million, or 13.9% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to a higher rate of supply chain expenses primarily in the Food Distribution segment and increases in health insurance expense. These increases in expense rates were partially offset by lower incentive compensation expense compared to the prior year quarter.

The Company reported operating earnings of $25.9 million, compared to $34.0 million in the prior year quarter, due to the changes in net sales, gross profit and operating expenses discussed above. Adjusted operating earnings(1) were $29.3 million compared to $37.7 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense decreased $0.4 million from the prior year quarter due to the Company’s paydown of long-term debt resulting from free cash flow(4) over the past year.

The Company reported net earnings of $16.8 million, or $0.47 per diluted share, compared to $28.5 million, or $0.80 per diluted share in the prior year quarter. The decline reflects the operating earnings and non-operating expense changes noted above, in addition to cycling a prior year tax benefit of $5.2 million related to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. Adjusted earnings from continuing operations(2) for the second quarter were $19.4 million, or $0.54 per diluted share, compared to $26.1 million, or $0.73 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations is included in Table 4.

Adjusted EBITDA(3) decreased $4.8 million to $54.4 million, compared to $59.2 million in the prior year quarter, due to the changes in adjusted operating earnings mentioned above. Increases in LIFO expense and depreciation and amortization, which were offset by changes in the timing of restricted stock awards, impacted the relationship between net earnings and adjusted EBITDA for the quarter.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution decreased $33.3 million, or 3.1%, to $1.06 billion from $1.09 billion in the prior year quarter. The decrease in net sales was due to favorable prior year sales attributable to increased consumer demand related to COVID-19, partly offset by continued growth with certain existing Food Distribution customers. Net sales increased $121.1 million, or 13.0%, over the second quarter of 2019.

Reported operating earnings for Food Distribution were $16.7 million, compared to $14.4 million in the prior year quarter. The increase in reported operating earnings for Food Distribution was due to favorable margin rates and lower asset impairment and restructuring charges, partly offset by a higher rate of supply chain expenses and lower sales volumes. Adjusted operating earnings(1) were $17.4 million, compared to $17.9 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both the current and prior year quarters.

Retail

Net sales for Retail decreased $11.3 million, or 1.8%, to $620.0 million from $631.3 million in the prior year quarter, primarily due to favorable prior year sales attributable to increased consumer demand related to COVID-19, partially offset by an increase in fuel sales. Retail comparable store sales declined 2.7% for the quarter, however increased by 12.1% on a two-year comparable basis.

Reported operating earnings for Retail were $12.7 million, compared to $24.5 million in the prior year quarter. The decrease in reported operating earnings was due to reduced fuel margin rates, a decrease in sales volume, higher healthcare expenses, and higher asset impairment and restructuring charges, partially offset by lower incentive compensation expense. Adjusted operating earnings(1) were $15.4 million, compared to $24.7 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both the current and prior year quarters.

Military

Net sales for Military decreased $32.9 million, or 7.1%, to $430.1 million from $463.0 million in the prior year quarter. The decrease was primarily related to the continuation of lower volumes at domestic commissaries due to limited base access. Net sales decreased $60.5 million, or 12.3% from the second quarter of 2019.

The reported and adjusted operating losses(1) for Military were $3.5 million, compared to $4.9 million in the prior year quarter. The decrease in the reported and adjusted operating losses was due to improvements in gross margin rates, partially offset by the decrease in sales volume.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the first half of fiscal 2021 were $73.6 million compared to $198.2 million in the prior year. In the prior year, significant increases in sales volume related to the COVID-19 pandemic resulted in a reduction in working capital and incremental earnings, which benefited prior year operating cash flows. The Company reduced net long-term debt(5) by $39.4 million during the first half of fiscal 2021, which resulted in an improvement in the Company’s net long-term debt to adjusted EBITDA ratio over this period from 2.0x to 1.9x.

Capital expenditures and IT capital(6) totaled $43.8 million in the first half of fiscal 2021 compared to $35.6 million in the first half of the prior year.

During the first half of fiscal 2021, the Company declared $14.4 million in cash dividends, equal to $0.20 per common share. The Company also repurchased 265,000 shares for a total of $5.3 million in the first half of fiscal 2021, an average price of $20.07 per share.

Outlook

“We have sustained momentum in our Retail business, though we still face clear challenges in our distribution operations, especially considering the evolving conditions associated with the COVID-19 pandemic. Our updated outlook reflects the improved trends in Retail, but also recognizes the headwinds related to sales trends in our Military business and strains on our supply chain that have been significantly impacted by historic labor shortages,” Sarsam continued. “Following the recent announcement of our supply chain transformation initiative, our team has completed the blueprint phase and begun work in areas that will best position us for sustainable, profitable growth and will enhance shareholder returns.”

Based on year-to-date performance and our expectations for the remainder of the year, the Company is updating its full year guidance for 2021, initially provided on Feb. 24, 2021:

	Previous Full Year 2021 Outlook		Updated Full Year 2021 Outlook
	Low	High	Low	High
Total net sales (millions)	$8,800	$9,000	$8,800	$9,000
Segment sales % decline
Retail comp sales	(7.0%)	(5.0%)	(5.0%)	(2.0%)
Food Distribution sales	(3.0%)	(1.0%)	(3.0%)	(1.0%)
Military sales	(10.0%)	(6.0%)	(13.0%)	(9.0%)
Adjusted EBITDA(3) (millions)	$195	$210	$200	$210
Adjusted EPS(7)	$1.65	$1.80	$1.70	$1.80
Reported EPS	$1.48	$1.67	$1.56	$1.69
Capital expenditures and IT capital(6) (thousands)	$80,000	$90,000	$80,000	$90,000
Depreciation and amortization (thousands)	$90,000	$100,000	$90,000	$100,000
Interest expense (thousands)	$14,000	$15,000	$14,000	$15,000
Income tax rate	23.0%	24.5%	24.5%	25.5%

The Company’s outlook now includes the costs and expected current year benefits associated with the supply chain transformation initiative.

Conference Call

A telephone conference call to discuss the Company’s second quarter financial results is scheduled for Thursday, August 19, 2021 at 8 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately 10 days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 148 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of net earnings to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided in Table 6 below.

(5) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(6) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided in Table 8 below.

Investor Contacts:	Jason Monaco	Executive Vice President and Chief Financial Officer	Jason.Monaco@spartannash.com
	Chris Mandeville Anna Kate Heller	ICR ICR	SpartanNashIR@icrinc.com SpartanNashIR@icrinc.com

Media Contact:	Adrienne Chance	Vice President Corporate Affairs and Communications	Adrienne.Chance@spartannash.com

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 17,	July 11,	July 17,	July 11,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$2,106,560	$2,184,101	$4,764,359	$5,040,557
Cost of sales	1,772,933	1,845,727	4,012,702	4,278,616
Gross profit	333,627	338,374	751,657	761,941

Operating expenses
Selling, general and administrative	304,248	300,727	692,185	692,027
Acquisition and integration	121	—	180	—
Restructuring and asset impairment, net	3,337	3,675	3,176	13,912
Total operating expenses	307,706	304,402	695,541	705,939

Operating earnings	25,921	33,972	56,116	56,002

Other expenses and (income)
Interest expense	3,267	3,650	7,856	11,288
Other, net	(10)	(63)	(276)	(1,104)
Total other expenses, net	3,257	3,587	7,580	10,184

Earnings before income taxes	22,664	30,385	48,536	45,818
Income tax expense	5,850	1,918	12,206	1,949
Net earnings	$16,814	$28,467	$36,330	$43,869

Basic net earnings per share:	$0.47	$0.80	$1.02	$1.22

Diluted net earnings per share:	$0.47	$0.80	$1.01	$1.22

Weighted average shares outstanding:
Basic	35,693	35,706	35,734	35,972
Diluted	35,890	35,707	35,890	35,973

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 17,	January 2,
(In thousands)	2021	2021
Assets
Current assets
Cash and cash equivalents	$24,136	$19,903
Accounts and notes receivable, net	370,669	357,564
Inventories, net	538,494	541,785
Prepaid expenses and other current assets	59,621	72,229
Property and equipment held for sale	—	23,259
Total current assets	992,920	1,014,740

Property and equipment, net	567,043	577,059
Goodwill	181,035	181,035
Intangible assets, net	113,335	116,142
Operating lease assets	264,231	289,173
Other assets, net	90,583	99,242

Total assets	$2,209,147	$2,277,391

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$441,888	$464,784
Accrued payroll and benefits	90,398	113,789
Other accrued expenses	65,822	60,060
Current portion of operating lease liabilities	44,720	45,786
Current portion of long-term debt and finance lease liabilities	5,719	5,135
Total current liabilities	648,547	689,554

Long-term liabilities
Deferred income taxes	54,442	45,728
Operating lease liabilities	254,114	278,859
Other long-term liabilities	50,294	46,892
Long-term debt and finance lease liabilities	445,574	481,309
Total long-term liabilities	804,424	852,788

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,943 and 35,851 shares outstanding	490,870	491,819
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(2,175)	(2,276)
Retained earnings	267,481	245,506
Total shareholders’ equity	756,176	735,049

Total liabilities and shareholders’ equity	$2,209,147	$2,277,391

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020
Cash flow activities
Net cash provided by operating activities	$73,582	$198,248
Net cash used in investing activities	(10,038)	(21,844)
Net cash used in financing activities	(59,311)	(165,931)
Net increase in cash and cash equivalents	4,233	10,473
Cash and cash equivalents at beginning of the period	19,903	24,172
Cash and cash equivalents at end of the period	$24,136	$34,645

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Net Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
(In thousands)	July 17, 2021		July 11, 2020		July 17, 2021		July 11, 2020
Food Distribution Segment:
Net sales	$1,056,526	50.2%	$1,089,861	49.9%	$2,390,608	50.2%	$2,459,357	48.8%
Operating earnings	16,678		14,409		37,824		25,799
Retail Segment:
Net sales	619,977	29.4%	631,257	28.9%	1,359,421	28.5%	1,413,824	28.0%
Operating earnings	12,711		24,453		26,903		37,098
Military Segment:
Net sales	430,057	20.4%	462,983	21.2%	1,014,330	21.3%	1,167,376	23.2%
Operating loss	(3,468)		(4,890)		(8,611)		(6,895)
Total:
Net sales	$2,106,560	100.0%	$2,184,101	100.0%	$4,764,359	100.0%	$5,040,557	100.0%
Operating earnings	25,921		33,972		56,116		56,002

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude organizational realignment and severance associated with cost reduction initiatives. Organizational realignment includes benefits for associates terminated as part of a leadership transition plan which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations during the first quarter, severance associated with cost reduction initiatives, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination income related to a refund from the annuity provider associated with the final reconciliation of participant data is excluded from adjusted earnings from continuing operations. Each of these items are considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Net earnings	$16,814	$28,467	$36,330	$43,869
Income tax expense	5,850	1,918	12,206	1,949
Other expenses, net	3,257	3,587	7,580	10,184
Operating earnings	25,921	33,972	56,116	56,002
Adjustments:
LIFO expense	2,902	1,187	4,557	2,771
Depreciation and amortization	21,406	20,097	49,497	47,753
Acquisition and integration	121	—	180	—
Restructuring and asset impairment, net	3,337	3,675	3,176	13,912
Costs associated with Project One Team	—	—	—	493
Organizational realignment, net	(52)	—	589	—
Severance associated with cost reduction initiatives	13	(75)	138	5,081
Stock-based compensation	974	1,905	5,164	4,148
Stock warrant	430	—	1,075	—
Non-cash rent	(1,091)	(1,199)	(1,986)	(2,793)
Fresh Cut operating losses	—	—	—	2,262
(Gain) loss on disposal of assets	(80)	(484)	(262)	3,427
Other non-cash charges	478	99	958	99
Adjusted EBITDA	$54,359	$59,177	$119,202	$133,155

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Food Distribution:
Operating earnings	$16,678	$14,409	$37,824	$25,799
Adjustments:
LIFO expense	1,626	595	2,420	1,389
Depreciation and amortization	7,604	6,965	17,394	17,148
Restructuring and asset impairment, net	781	3,462	763	12,684
Costs associated with Project One Team	—	—	—	265
Organizational realignment, net	(26)	—	287	—
Severance associated with cost reduction initiatives	4	(37)	103	3,143
Stock-based compensation	436	997	2,365	2,002
Stock warrant	430	—	1,075	—
Non-cash rent	143	36	917	94
Fresh Cut operating losses	—	—	—	2,262
(Gain) loss on disposal of assets	(62)	(521)	(99)	1,619
Other non-cash charges	283	52	517	51
Adjusted EBITDA	$27,897	$25,958	$63,566	$66,456
Retail:
Operating earnings	$12,711	$24,453	$26,903	$37,098
Adjustments:
LIFO expense	477	258	892	601
Depreciation and amortization	10,685	10,325	24,926	24,081
Acquisition and integration	121	—	180	—
Restructuring and asset impairment, net	2,556	213	2,413	1,228
Costs associated with Project One Team	—	—	—	164
Organizational realignment, net	(19)	—	215	—
Severance associated with cost reduction initiatives	—	(19)	29	1,432
Stock-based compensation	390	642	1,870	1,392
Non-cash rent	(1,145)	(1,150)	(2,697)	(2,684)
(Gain) loss on disposal of assets	(2)	66	(125)	1,871
Other non-cash charges	139	34	314	34
Adjusted EBITDA	$25,913	$34,822	$54,920	$65,217
Military:
Operating loss	$(3,468)	$(4,890)	$(8,611)	$(6,895)
Adjustments:
LIFO expense	799	335	1,245	781
Depreciation and amortization	3,117	2,807	7,177	6,524
Costs associated with Project One Team	—	—	—	64
Organizational realignment, net	(7)	—	87	—
Severance associated with cost reduction initiatives	9	(19)	6	506
Stock-based compensation	148	266	929	754
Non-cash rent	(89)	(85)	(206)	(203)
Gain on disposal of assets	(16)	(29)	(38)	(63)
Other non-cash charges	56	12	127	14
Adjusted EBITDA	$549	$(1,603)	$716	$1,482

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Operating earnings	$25,921	$33,972	$56,116	$56,002
Adjustments:
Acquisition and integration	121	—	180	—
Restructuring and asset impairment, net	3,337	3,675	3,176	13,912
Costs associated with Project One Team	—	—	—	493
Organizational realignment, net	(52)	—	589	—
Expenses associated with tax planning	—	97	—	97
Severance associated with cost reduction initiatives	13	(75)	138	5,081
Fresh Cut operating losses	—	—	—	2,262
Adjusted operating earnings	$29,340	$37,669	$60,199	$77,847

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020	July 17, 2021	July 11, 2020
Food Distribution:
Operating earnings	$16,678	$14,409	$37,824	$25,799
Adjustments:
Restructuring and asset impairment, net	781	3,462	763	12,684
Costs associated with Project One Team	—	—	—	265
Organizational realignment, net	(26)	—	287	—
Expenses associated with tax planning	—	52	—	52
Severance associated with cost reduction initiatives	4	(37)	103	3,143
Fresh Cut operating losses	—	—	—	2,262
Adjusted operating earnings	$17,437	$17,886	$38,977	$44,205
Retail:
Operating earnings	$12,711	$24,453	$26,903	$37,098
Adjustments:
Acquisition and integration	121	—	180	—
Restructuring and asset impairment, net	2,556	213	2,413	1,228
Costs associated with Project One Team	—	—	—	164
Organizational realignment, net	(19)	—	215	—
Expenses associated with tax planning	—	32	—	32
Severance associated with cost reduction initiatives	—	(19)	29	1,432
Adjusted operating earnings	$15,369	$24,679	$29,740	$39,954
Military:
Operating loss	$(3,468)	$(4,890)	$(8,611)	$(6,895)
Adjustments:
Costs associated with Project One Team	—	—	—	64
Organizational realignment, net	(7)	—	87	—
Expenses associated with tax planning	—	13	—	13
Severance associated with cost reduction initiatives	9	(19)	6	506
Adjusted operating loss	$(3,466)	$(4,896)	$(8,518)	$(6,312)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 17, 2021		July 11, 2020
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$16,814	$0.47	$28,467	$0.80
Adjustments:
Acquisition and integration	121		—
Restructuring and asset impairment, net	3,337		3,675
Organizational realignment, net	(52)		—
Expenses associated with tax planning	—		97
Severance associated with cost reduction initiatives	13		(75)
Total adjustments	3,419		3,697
Income tax effect on adjustments (a)	(862)		(903)
Impact of CARES Act (b)	—		(5,165)
Total adjustments, net of taxes	2,557	0.07	(2,371)	(0.07)
Adjusted earnings from continuing operations	$19,371	$0.54	$26,096	$0.73

	28 Weeks Ended
	July 17, 2021		July 11, 2020
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$36,330	$1.01	$43,869	$1.22
Adjustments:
Acquisition and integration	180		—
Restructuring and asset impairment, net	3,176		13,912
Costs associated with Project One Team	—		493
Organizational realignment, net	589		—
Expenses associated with tax planning	—		97
Severance associated with cost reduction initiatives	138		5,081
Fresh Cut operating losses	—		2,262
Pension termination	—		(1,004)
Total adjustments	4,083		20,841
Income tax effect on adjustments (a)	(1,024)		(4,997)
Impact of CARES Act (b)	—		(9,510)
Total adjustments, net of taxes	3,059	0.09	6,334	0.18
Adjusted earnings from continuing operations	$39,389	$1.10	$50,203	$1.40
(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)	Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	July 17,	January 2,
(In thousands)	2021	2020
Current portion of long-term debt and finance lease liabilities	$5,719	$5,135
Long-term debt and finance lease liabilities	445,574	481,309
Total debt	451,293	486,444
Cash and cash equivalents	(24,136)	(19,903)
Net long-term debt	$427,157	$466,541

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020
Net cash provided by operating activities	$73,582	$198,248
Less:
Purchases of property and equipment	39,838	30,609
Free cash flow	$33,744	$167,639

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 17, 2021	July 11, 2020
Purchases of property and equipment	$39,838	$30,609
Plus:
Cloud computing spend	3,971	4,970
Capital expenditures and IT capital	$43,809	$35,579

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 8: Reconciliation of Projected Net Earnings per Diluted Share to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 1, 2022
	Low	High
Net Earnings per Diluted Share	$1.56	$1.69
Adjustments, net of taxes:
Acquisition and integration expenses	0.01	0.01
Restructuring and asset impairment, net	0.10	0.08
Severance associated with cost reduction initiatives	0.01	0.01
Organizational realignment, net	0.02	0.01
Projected Adjusted Earnings per Diluted Share from Continuing Operations	$1.70	$1.80